SETTLEMENT AND GENERAL RELEASE AGREEMENT

This Settlement and General Release Agreement (“Agreement”) is entered as of June 4, 2010 into between Flint Telecom Group, Inc. (consisting of Flint Telecom Group, Inc. and its subsidiaries and affiliates) (hereinafter, altogether referred to as “Flint”) and John Lavery (“JL” or the “Investor”). The Investor and Flint agree as follows:

RECITALS

A.
WHEREAS, on March 13, 2009 JL invested $300,000 into Flint and was issued a Promissory Note and on May 2, 2009 JL invested $250,000 into Flint and was issued a Promissory Note; these promissory notes were amended effective September 1, 2009 such that five hundred forty thousand dollars ($540,000) was cancelled and converted into a convertible note and warrant, $6,000 was converted into shares of common stock, and the remaining one hundred ninety four thousand dollars ($194,000) continues to be due and payable (all together, the “Notes”), and

B.
WHEREAS, Flint has defaulted on payments due to JL and certain disputes and disagreements have arisen between the parties relating to the above investments and transactions (the “Transactions”), and the parties have entered into this Agreement to fully and finally settle all of their disputes and disagreements, and to settle any and all claims that each of the parties may have against each other.

AGREEMENT

WHEREFORE, the parties to this Agreement hereby agree as follows:

1.
JL hereby agrees to refinance the Notes, including the repayment of any and all principal amounts underneath the Notes, as set forth in more detail in this Agreement. In the event of any conflict between this Agreement and the Notes, the provisions of this Agreement shall prevail.

2.
JL hereby agrees to amend the payment terms on the $194,000 loan, such that $194,000 will be repaid over a period of four (4) months in four equal monthly instalment payments of forty eight thousand five hundred dollars ($48,500) each commencing September 30, 2010.

3.
JL hereby agrees to amend the interest and payment terms on the $540,000 convertible promissory note, as follows: (a) the Maturity Date shall be extended to July 31, 2012;  (b) Section 1.2: Interest Payments: Accrued interest from the date of this Agreement to December 31, 2010, equal to a total of $73,375, will be paid in five equal monthly instalment payments of $14,675 over a period of five (5) months commencing on or before August 31, 2010 and ending on December 31, 2010.  Thereafter, Flint shall pay JL all accrued but unpaid interest on the last day of each calendar month commencing the month of January 2011; and (c) Section  1.7: Amortization: Flint shall pay to JL beginning on January 31, 2011 and on the last day of each month thereafter, one eighteenth (1/18th) of the face value of the Note with a final payment on the unpaid or unconverted remaining Principal Amount on the Maturity Date.

4.
In the event Flint fails to make any payment to JL on or before thirty days of when the payment is due, as outlined in Paragraph One above, Flint will be in default of this Agreement (a “Default Event”). All outstanding principal and accrued interest, if any, still outstanding and owed as of a

 Default Event shall be immediately due and payable, and a default interest rate of twenty four percent (24%) shall be applied to any outstanding payments owed as of the Default Event. JL shall have the option, to have Flint issue to JL a number of common shares equal to the amount of cash payments that remain unpaid, plus accrued interest thereon, to JL under this Agreement, or a portion of that amount may be issued in shares and the remaining portion to be paid in cash, at Flint’s sole discretion.  The total number of shares to be issued shall be calculated using a per share price equal to a 33% discount to the average closing market price over the preceding 30 trading days.  Flint shall, within ninety days of the date of this Agreement, file with the SEC a registration statement on Form S-1, covering the resale of these potentially issuable shares, up to a maximum of 8,000,000 shares to be registered.  On or before the filing of such registration statement and while any payments remain due and outstanding under this Agreement, 8,000,000 shares shall be reserved for issuance from Flint’s authorized but unissued common stock.  Flint shall use its best efforts to cause such registration statement to become effective as soon as possible thereafter.  Upon such registration statement being declared effective by the SEC and upon a Default Event, JL shall have the right to request by written notice to Flint, partial or complete issuance of shares in lieu of cash repayment in accordance with the terms of this Section 4.

5.
Subject to full performance by Flint, as set forth herein, the above Sections 1 – 5, this Agreement is for full settlement of any and all claims the Investor may have, now or in the future, against Flint and its Releasees with respect to the subject matter herein, and for the release, as set forth below.  The Investor shall be responsible for payment of all taxes related to receipt of the consideration hereunder.

6.
Upon full performance by Flint of all obligations hereunder, including payment in full of the Notes, as amended herein and issuance of the shares, the Investor hereby releases, waives and forever discharges, individually and collectively, Flint and its current or former officers, directors, employees, agents, affiliates, predecessors, successors, assigns, subsidiaries and all persons acting through or with them (hereinafter collectively referred to as “Releasees”), from any and all claims, rights, demands, liabilities, causes of action, losses, counterclaims, obligations, third party claims, costs or expenses (including attorneys’ fees) of any kind whatsoever, known or unknown, fixed or contingent, suspected or unsuspected, that the Investors may now have or has ever had against Releasees. This release includes, without limitation, all claims relating to any contract between the Investor or Releasees, whether express or implied, and its termination or breach; any and all claims relating to or arising from any consulting relationship with the Releasees; any claims for misrepresentation, fraud, or breach of any covenant of good faith and fair dealing; and any and all claims related to or in any manner incidental to the Investor’s relationship with the Releasees, or by reason of any matter, cause or thing arising out of or relating to the Transactions.  Notwithstanding anything in this Section, it is hereby agreed and acknowledged that this Section shall not be applicable to any claim, rights, demands, losses, liabilities, damages, obligations, costs or expenses (including attorneys’ fees) arising out of a breach of this Agreement or Events of Default.

This release also expressly includes any and all claims relating to, or arising from, each of the Investor’s right to purchase, or actual purchase of any securities of Flint or any of its afilliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law.

It is expressly understood and agreed by the parties that this Agreement is in full accord, satisfaction and discharge of any and all claims by the Investor against Releasees (other than as set forth herein), and that this Agreement has been signed with the express intent of extinguishing all such claims.

7.
The Investor agrees and acknowledges that none of the Flint common shares or other securities that are issued hereunder or any of the Investor’s current ownership of such securities are, and may never be, registered under the Securities Act of 1933 or under any state securities or "blue sky" laws of any state of the United States, and, unless so registered, may not be offered or sold in the United States or, directly or indirectly, to U.S. Persons (as that term is defined in Regulation S under the Securities Act of 1933), except pursuant to an effective registration statement under the Securities Act of 1933, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and in each case only in accordance with applicable state and federal securities laws. Additionally, JL acknowledges and agrees that it may only sell a maximum amount of shares per month not to exceed the weekly average trading volume of Flint’s common stock in the prior month.

8.
No Admission:  By entering into this Agreement, no party is admitting the sufficiency of any claim, allegation, assertion, contention or position of any other party, nor the sufficiency of any defense to any such claim, allegation, assertion, contention or position.  The Parties have entered into this Agreement in good faith and with a desire to forever settle all claims relating to the Transactions.

9.
Disputed Claim:  Each of the Parties understand and hereby agree that this settlement is in compromise of a disputed claim, that the Releases given are not to be construed as an admission of liability on the part of the party or parties hereby released, that the parties deny any liability on their respective parts, and that the parties hereto, by entering into this Agreement, attempt merely to avoid costly and lengthy litigation.

10.
Any controversy or claim of any kind arising out of or relating to this Agreement or its breach, including but not limited to any claim relating to its validity, interpretation, or enforceability, shall be submitted to binding arbitration in the State of Nevada, in accordance with the Arbitration Rules of the American Arbitration Association (“AAA”). The Investor and the Company agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award.  Each of the Investors and the Company agree that the prevailing party in any arbitration shall be awarded its reasonable attorney's fees and costs.  THE INVESTOR AND FLINT ACKNOWLEDGE AND AGREE THAT BY SIGNING THIS AGREEMENT, THE INVESTOR AND FLINT HAVE VOLUNTARILY ELECTED TO ARBITRATE ALL ARBITRABLE CLAIMS RATHER THAN LITIGATE THEM IN A JUDICIAL FORUM AND THAT YOU AND FLINT ARE GIVING UP THE RIGHT TO A JURY TRIAL AND TO A TRIAL IN A COURT OF LAW.

11.
Civil Code.  Each Party represents that it is not aware of any claim against the other than the claims that are released by this Agreement.  Each Party acknowledges that it has been advised by legal counsel and is familiar with the provisions of the Nevada Civil Code and New York Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Each Party, being aware of said code section, agrees to expressly waive and relinquish any right or benefit it has or may have under the Civil Code of the State of Nevada, as well as any other similar provision under the statutory or nonstatutory law of any other jurisdiction to the full extent that it may lawfully waive all such rights and benefits.

12.
This is the entire Agreement regarding the subject matter hereof and supersedes all previous and contemporaneous discussions, negotiations, agreements and understandings. No other promises or agreements have been made.

13.
In the event that any provision of this Agreement is determined to be unenforceable for any reason, the remaining provisions shall remain in full force and effect and the unenforceable provision(s) shall be interpreted and rewritten to give effect to the parties’ economic intentions.

14.
The Investor acknowledges and agrees that it has been advised that this Agreement is a binding legal document. Each of the Investors further agrees that has had adequate time and a reasonable opportunity to review the provisions of this Agreement and to seek legal advice regarding all its aspects, and that in executing this Agreement each of the Investors has acted voluntarily and has not relied upon any representation made by the Flint or any of its employees or representatives regarding the Agreement’s subject matter and/or effect. The Investor has read and fully understands this Agreement and voluntarily agrees to its terms.

15.
Each of the parties hereto agrees not to disclose the facts or any of the terms of this Agreement to anyone except as required by the Securities and Exchange Act, for its attorney, accountant and government taxing authorities, unless required to do so by court order. Each of the parties further agrees not to make any negative or disparaging statements about any other party, its affilliates or its employees or representatives to any third party, or to disclose any information that it became aware of as a result of its relationship with a party.

16.
This Agreement may be executed via facsimile or e-mail in counterparts, and each facsimile or e-mail counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

FLINT TELECOM GROUP, INC.

By:  /s/ Vincent Browne
Vincent Browne
Chief Executive Officer

/s/ John Lavery
                    John Lavery